EXHIBIT 11.1


                      COMPUTATION OF EARNINGS PER SHARE
             (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                     THREE MONTHS ENDED
                                                                 -----------------------------
                                                                 NOVEMBER 30,      DECEMBER 2,
                                                                     1996             1995
                                                                 ------------      -----------
PRIMARY:

  Weighted average common shares outstanding                         5,615            3,540

  Weighted average common equivalent shares outstanding                131              151
                                                                    ------           ------
  Total                                                              5,746            3,691
                                                                    ======           ======

  Net Income                                                        $1,440           $1,356

  Per share amount                                                  $ 0.25           $ 0.37

FULLY DILUTED:

  Weighted average common shares outstanding                         5,615            3,540

  Weighted average common equivalent shares outstanding                131              151
                                                                    ------           ------
  Total                                                              5,746            3,691
                                                                    ======           ======

  Net Income                                                        $1,440           $1,356

  Per share amount                                                  $ 0.25           $ 0.37




                                      14